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                                                                    EXHIBIT 5.01


Shipman & Goodwin LLP                                   One American Row
  Counselors at Law                                     Hartford, CT 06103-2819
                                                        Tel: (860)251-5000

                                       September 10, 1997

ATMI Holdings, Inc.
7 Commerce Drive
Danbury, Connecticut 06810

Ladies and Gentlemen:

  We have served as counsel for ATMI Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Company's Registration Statement on Form S-4 (the "Registration Statement"), of up to 15,250,000 shares of the authorized but unissued common stock, par value $.01 per share, of the Company (the "Shares"), to be issued pursuant to that certain Merger and Exchange Agreement, dated as of April 7, 1997, by and among the Company, Advanced Technology Materials, Inc., a Delaware corporation, Alamo Merger, Inc., a Delaware corporation, Advanced Delivery & Chemical Systems Nevada, Inc., a Nevada corporation, Advanced Delivery & Chemical Systems Manager, Inc., a Delaware corporation, Advanced Delivery & Chemical Systems Holdings, LLC, a Delaware limited liability company, and Advanced Delivery & Chemical Systems, Ltd., a Texas limited partnership (the "Merger and Exchange Agreement").

  As counsel to the Company, we have examined the Registration Statement, including the Proxy Statement/Prospectus contained therein, and such other documents as we have deemed necessary or appropriate in order to express the opinion set forth below. In connection with our opinion hereinafter given, we have examined and relied upon originals, or copies, certified or otherwise, identified to our satisfaction, of such agreements, documents, certificates and other statements of government officials, corporate officers and representatives and other documents as we have deemed relevant and necessary as a basis for such opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies.

  Based upon the foregoing, we are of the opinion that when (i) the Registration Statement shall have become effective under the Securities Act, and (ii) the Shares shall have been issued and delivered in the manner and on the terms set forth in the Merger and Exchange Agreement, the Shares will be validly issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                       Very truly yours,

                                       /s/ Shipman & Goodwin LLP